Exhibit 10.7

Roth CH Acquisition I Co.

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

February 22, 2021

This letter is to confirm the undersigned’s commitment that, through November 7, 2021, the scheduled liquidation date, if funds are needed by Roth CH Acquisition I Co. (the “Company”) and upon request by the Company, the undersigned will provide loans of up to an aggregate of $750,000 to the Company. These loans will be non-interest bearing, unsecured and will be repaid upon the consummation of a business combination. The undersigned understands that if the Company does not consummate a business combination (as described in the Company’s prospectus, dated May 6, 2020), all amounts loaned to the Company hereunder will be forgiven except to the extent that the Company has funds available to it outside of its trust account established in connection with the Company’s initial public offering.

/s/Gerald Mars

Gerald Mars, CFO

CR Financial Holdings, Inc.